Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 28, 2019, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Andeavor Logistics LP, included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission, and incorporated by reference in Amendment No. 1 to the Registration Statement (Form S-4) of MPLX LP.

/s/ Ernst & Young LLP

San Antonio, Texas

June 24, 2019